Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR 2010

NEW YORK, February 7, 2011—Loews Corporation (NYSE:L) today reported net income for 2010 of $1.3 billion, or $3.07 per share, compared to net income of $564 million, or $1.30 per share, in 2009. Results for 2010 included a charge of $328 million (after tax and noncontrolling interests) related to the previously reported Loss Portfolio Transfer Agreement under which the Company’s CNA Financial Corporation subsidiary ceded legacy asbestos and environmental pollution liabilities to National Indemnity Company. Net income for the fourth quarter of 2010 was $466 million, or $1.12 per share, compared to net income of $403 million, or $0.94 per share, in the 2009 fourth quarter.

Book value per share amounted to $44.51 at December 31, 2010, compared to $45.31 at September 30, 2010 and $39.76 at December 31, 2009. The change during the year was partially driven by the impact of changing interest rates on the fair value of CNA’s fixed maturities investment portfolio.

Net income and earnings per share information attributable to Loews Corporation is summarized in the table below:

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2010	2009	2010	2009

Net income attributable to Loews Corporation:
Income before net investment gains (losses) (a) (b)	$488	$357	$1,280	$1,069
Net investment gains (losses)	(22)	46	27	(503)
Income from continuing operations	466	403	1,307	566
Discontinued operations, net (a)			(19)	(2)
Net income attributable to Loews Corporation	$466	$403	$1,288	$564
Net income per share:
Income from continuing operations	$1.12	$0.94	$3.11	$1.31
Discontinued operations, net			(0.04)	(0.01)
Net income per share	$1.12	$0.94	$3.07	$1.30
Book value per share at:
December 31, 2010	$44.51
December 31, 2009	$39.76

(a)
Includes losses of $309 million (after tax and noncontrolling interests) in continuing operations and $19 million (after tax and noncontrolling interests) in discontinued operations for the year ended December 31, 2010 related to CNA’s Loss Portfolio Transfer transaction.

(b)	Includes a non-cash impairment charge of $660 million (after tax) for the year ended December 31, 2009 related to the carrying value of HighMount’s natural gas and oil properties.

Three Months Ended December 31, 2010 Compared with 2009

Income from continuing operations amounted to $466 million in the fourth quarter of 2010 as compared to $403 million in the comparable prior year period. The increase is primarily due to higher net investment income from limited partnerships, increased favorable net prior year development at CNA and improved results from the Company’s trading portfolio. These increases were partially offset by net investment losses and lower earnings at Diamond Offshore Drilling, Inc. reflecting reduced utilization and the continued impact of the drilling moratorium in the Gulf of Mexico.

Income from continuing operations included net investment losses of $22 million (after tax and noncontrolling interests) in the fourth quarter of 2010 compared to net investment gains of $46 million in the comparable prior year period. Net investment gains in the fourth quarter of 2009 included a $217 million realized investment gain from the sale of CNA’s common stock holdings in Verisk Analytics, Inc.  Excluding this prior year gain, results in 2010 improved due to lower other-than-temporary impairment (“OTTI”) losses of $41 million (after tax and noncontrolling interests) related to CNA’s investment portfolio compared to $114 million in the prior year period.

Year Ended December 31, 2010 Compared with 2009

Income from continuing operations in 2010 amounted to $1.3 billion as compared to $566 million in 2009. The results in 2010 included a charge of $309 million (after tax and noncontrolling interests) related to the Loss Portfolio Transfer agreement.

Results for 2009 included a non-cash impairment charge of $660 million (after tax) related to the carrying value of HighMount Exploration and Production LLC’s natural gas and oil properties. This charge reflected declines in commodity prices. Results in 2010 also benefitted from significantly lower OTTI losses and increased favorable net prior year development at CNA. These improvements were partially offset by reduced results at Diamond Offshore, as discussed above.

Net investment gains amounted to $27 million (after tax and noncontrolling interests) in 2010 compared to net investment losses of $503 million in 2009. Net investment gains in 2010 were driven by improvements in capital markets and reflected OTTI losses at CNA of $136 million (after tax and noncontrolling interests). Net investment losses in 2009 reflected OTTI losses at CNA of $791 million, which were driven by reduced valuations for residential and commercial mortgage-backed securities as well as credit issues in the financial sector.

SHARE REPURCHASES

At December 31, 2010, there were 414.5 million shares of Loews common stock outstanding. During the fourth quarter, the Company purchased 1.8 million shares of its common stock for $68 million and for the full year, the Company purchased 11.0 million shares of its common stock at an aggregate cost of $405 million. During January 2011, the Company purchased an additional 0.9 million shares of its common stock for $36 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the year end results of Loews Corporation has been scheduled for 11:00 a.m. EST, Monday, February 7, 2011. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 35836019. An online replay will also be available on Loews Corporation’s website following the call.

A conference call to discuss the year end results of CNA has been scheduled for 10:00 a.m. EST, Monday, February 7, 2011. A live webcast will be available at investor.cna.com. Those interested in participating in the question and answer session should dial (877) 718-5095 or for international callers, (719) 325-4839. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the year end results of Boardwalk Pipeline has been scheduled for 9:00 a.m. EST, Monday, February 7, 2011. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (866) 383-8008 or for international callers, (617) 597-5341. The conference ID number is 76628379. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the year end results of Diamond Offshore was held on Thursday, February 3, 2011. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 66% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements.

Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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Loews Corporation and Subsidiaries
Financial Review

December 31,
Three Months		Years Ended
2010	2009	2010	2009
(In millions, except per share data)

Revenues:
Insurance premiums	$1,647	$1,686	$6,515	$6,721
Net investment income	711	591	2,508	2,499
Investment gains (losses)	(38)	75	56	(853)
Contract drilling revenues	825	873	3,230	3,537
Other	570	597	2,306	2,213
Total	3,715	3,822	14,615	14,117

Expenses:
Insurance claims & policyholders’ benefits (a)	1,187	1,371	4,985	5,290
Contract drilling expenses	382	317	1,391	1,224
Impairment of natural gas and oil properties (b)				1,036
Other (c)	1,201	1,251	5,337	4,837
Total	2,770	2,939	11,713	12,387

Income before income tax	945	883	2,902	1,730
Income tax expense	(276)	(277)	(895)	(345)

Income from continuing operations	669	606	2,007	1,385

Discontinued operations, net (c)	1		(20)	(2)
Net income	670	606	1,987	1,383
Amounts attributable to noncontrolling interests	(204)	(203)	(699)	(819)
Net income attributable to Loews Corporation	$466	$403	$1,288	$564

Net income attributable to Loews Corporation:
Income from continuing operations	$466	$403	$1,307	$566
Discontinued operations, net			(19)	(2)
Net income attributable to Loews Corporation	$466	$403	$1,288	$564

Income per share attributable to Loews Corporation:
Income from continuing operations	$1.12	$0.94	$3.11	$1.31
Discontinued operations, net			(0.04)	(0.01)
Diluted income per share attributable to Loews Corporation	$1.12	$0.94	$3.07	$1.30

Weighted diluted number of shares	416.70	429.25	419.52	433.45

(a)
Includes a gain of $94 million ($55 million after tax and noncontrolling interests), net of reinsurance for the year ended December 31, 2009, related to a legal settlement pertaining to the placement of personal accident reinsurance.

(b)	Reflects a non-cash impairment charge of $1.0 billion ($660 million after tax) for the year ended December 31, 2009 related to the carrying value of HighMount’s natural gas and oil properties.
(c)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the year ended December 31, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to National Indemnity Company ("NICO").

Loews Corporation and Subsidiaries
Additional Financial Information

December 31,
Three Months		Years Ended
2010	2009	2010	2009
(In millions)

Revenues:
CNA Financial	$2,336	$2,326	$9,122	$9,329
Diamond Offshore	843	891	3,361	3,653
HighMount	104	154	455	620
Boardwalk Pipeline	308	279	1,129	910
Loews Hotels	78	71	308	284
Investment income and other	84	26	184	174
	3,753	3,747	14,559	14,970

Investment gains (losses):
CNA Financial	(39)	72	86	(857)
Corporate and other	1	3	(30)	4
	(38)	75	56	(853)
Total	$3,715	$3,822	$14,615	$14,117

Income (Loss) Before Income Tax:
CNA Financial (a)	$517	$287	$1,035	$1,408
Diamond Offshore	310	419	1,333	1,864
HighMount (b)	31	55	136	(839)
Boardwalk Pipeline	87	72	283	157
Loews Hotels (c)	(2)	(3)	2	(52)
Investment income, net	85	26	187	175
Other (d)	(45)	(48)	(130)	(130)
	983	808	2,846	2,583

Investment gains (losses):
CNA Financial	(39)	72	86	(857)
Corporate and other	1	3	(30)	4
	(38)	75	56	(853)
Total	$945	$883	$2,902	$1,730

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$297	$182	$609	$904
Diamond Offshore	113	128	446	642
HighMount (b)	21	35	77	(537)
Boardwalk Pipeline (e)	34	28	114	67
Loews Hotels (c)	-	(4)	1	(34)
Investment income, net	56	16	123	113
Other (d)	(33)	(28)	(90)	(86)
	488	357	1,280	1,069

Investment gains (losses):
CNA Financial	(22)	44	46	(505)
Corporate and other		2	(19)	2
	(22)	46	27	(503)

Income from continuing operations	466	403	1,307	566
Discontinued operations, net (a)			(19)	(2)
Net income attributable to Loews Corporation	$466	$403	$1,288	$564

(a)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the year ended December 31, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to NICO.  Also includes a gain of $94 million ($55 million after tax and noncontrolling interests), net of reinsurance for the year ended December 31, 2009, related to a legal settlement pertaining to the placement of personal accident reinsurance.

(b)	Reflects a non-cash impairment charge of $1.0 billion ($660 million after tax) for the year ended December 31, 2009 related to the carrying value of HighMount’s natural gas and oil properties.
(c)
Reflects an impairment charge of $27 million ($16 million after tax) related to the writedown of Loews Hotels' entire investment in a hotel property and a charge of $20 million ($12 million after tax) related to two hotel properties for the year ended December 31, 2009.

(d)	Consists primarily of corporate interest expense and other unallocated expenses.
(e)	Represents a 65.9%, 71.8%, 66.7% and 73.1% ownership interest in Boardwalk Pipeline for the respective periods.